LETTER AGREEMENT

Managers AMG TSCM Growth Equity Fund

Investment Management Agreement

July 23, 2010

Managers Investment Group LLC

800 Connecticut Avenue

Norwalk, Connecticut 06854

Attn: Keitha L. Kinne, Chief Operating Officer

Re:	Investment Management Agreement between Managers Investment Group LLC and Managers Trust I, dated as of July 31, 2003

Ladies and Gentlemen:

Pursuant to Section 1(b) of the Investment Management Agreement between Managers Investment Group LLC (f/k/a The Managers Funds LLC) (“Managers”) and Managers Trust I (the “Trust”), dated July 31, 2003, and as amended from time to time, the Trust hereby notifies you that it is establishing a new series to be named Managers AMG TSCM Growth Equity Fund (the “New Fund”), and that the Trust desires to retain Managers to provide management and investment advisory services with respect to the New Fund pursuant to the terms and conditions of the Investment Management Agreement. Attached as Appendix A is an addendum to Schedule A to the Investment Management Agreement.

Please acknowledge your agreement to provide such management and investment advisory services to the New Fund by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

Managers Trust I

By:	/s/ Donald S. Rumery
Name: Donald S. Rumery
Title: Treasurer and Chief Financial Officer

ACKNOWLEDGED AND ACCEPTED

Managers Investment Group LLC

By:	/s/ Keitha L. Kinne
Name: Keitha L. Kinne
Title: Chief Operating Officer
Date: July 23, 2010

Appendix A

ADDENDUM TO

SCHEDULE A

Managers AMG TSCM Growth Equity Fund

Advisory Fees pursuant to Section 2(a)

The Trust shall pay to the Advisor an annual gross investment advisory fee equal to 0.75 % of the average daily net assets of the Managers AMG TSCM Growth Equity Fund. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

Administration Fees Pursuant to Section 2(b)

None.